AMENDED EMPLOYMENT AGREEMENT

THIS AMENDED EMPLOYMENT AGREEMENT (this "Agreement"), dated as of August 1, 2022, is by and between Tego Cyber Inc., a Nevada corporation (the "Company"), and Chris C. White ("Executive").

WHEREAS, the Company desires to employ Executive pursuant to the terms and conditions set forth in this Agreement, and Executive is willing and able to render such services and desires to do so on the terms and conditions hereinafter set forth herein.

WHEREAS, this Agreement shall superseded and replace all prior agreements and understanding, oral or written , between the Company and the Exectuive.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and promises contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

1. Employment. This Agreement shall become effective upon the first day of August 1, 2022 (the "Effective Date"). On the terms and subject to the conditions set forth herein, the Company hereby agrees to employ Executive under this Agreement, and Executive hereby agrees to such employment under the terms and conditions set forth in this Agreement, for the Employment Term (as defined below). During the Employment Term, Executive shall initially serve as the Chief Information Security Officer ("CISO") of the Company and shall report to the Board of Directors of the Company (the "Board"), performing such duties and responsibilities as are customarily attendant to such position and such other duties and responsibilities as may from time to time be assigned to Executive by the Board consistent with such position. To the extent requested by the Board and subject to the approval of the Company's stockholders, Executive shall also serve as a member of the Board without additional compensation.

2. Best Efforts; Conflicts. Executive shall serve the Company faithfully and to the best of Executive's ability and shall devote sufficient time and energy to fulfil their role as CISO of the Company. The Company acknowledges that the Excutive has been, and may in the future be, engaged to provide services to other companies in the industry in which the Company is involved. The Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of the Executive to be a member, manager, partner, officer, director, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar nature to the Company's business, nor to limit or restrict the right of the Executive to render services of any kind to any other corporation, firm, individual or association.

3. Employment Term. Executive's employment with the Company, and Executive's services to the Company's direct or indirect parents or subsidiaries, pursuant to this Agreement shall be "at will" and either the Company or Executive may terminate the employment relationship at any time in accordance with the provisions of Section 7. The period during which Executive is employed by the Company pursuant to this Agreement shall be referred to as the "Employment Term".

4. Principal Location. Executive's principal place of employment shall be considered the Company's offices located in Las Vegas, Nevada or such other location or locations, as the Board may from time to time designate, provided that Executive may work remotely from her home, subject to required travel and except as is reasonably necessary to satisfactorily perform her duties and responsibilities in the

office as the Board determines and Executive shall travel to the Company's offices located in Las Vegas, Nevada, or such other location(s), as the Board reasonably requires.

5. Compensation and Benefits.

(a) Base Salary. As compensation for Executive's services hereunder and in consideration of Executive's other agreements hereunder, during the Employment Term, the Company shall pay Executive a base salary ("Base Salary"), payable in equal installments in accordance with applicable Company payroll procedures, at an annual rate of $30,000.00, subject to periodic review by the Board, at such times as determined in its discretion.

(b) Benefits. During the Employment Term, Executive shall, subject to and in accordance with the terms and conditions of the applicable plan documents and all applicable laws, be eligible to participate in all of the employee benefit, fringe and perquisite plans, practices, policies and arrangements the Company makes available from time to time to its senior executives generally, which may be amended or terminated by the Company at any time in its sole discretion. The amount, eligibility and extent of the benefits shall be governed by the applicable plan documents as in effect from time to time.

(c) Equity Grants. During the Employment Term, the Executive shall be entitled to participate in the 2021 Equity Compensation Plan maintained for directors, officers, employees and key contractors of the Company, as the same may be amended from time to time or any successor plan (the "Equity Compensation Plan") subject to the Executive meeting all eligibility and quailification requirements of the Equity Compensation Plan.

(i) Stock Option Grant. The Company shall extend to the Executive, the right to purchase 125,000 shares of the Company's common stock subject to the terms and condition of the Nonquailifed Stock Option Grant Agreement attached hereto as Exhibit 'A'.

(ii) Performance Stock Units Award Grant. The Company shall extend to the Executive, the right to earn 400,000 shares of the Company's common stock subject to the terms and condition of the Performance Stock Units Award Agreement attached hereto as Exhibit 'B'.

(d) Business Expenses. Executive shall be reimbursed by the Company for all reasonable and necessary business expenses actually incurred by Executive in performing Executive's duties hereunder. All payments under this Section 5(d) will be made in accordance with policies established by the Company from time to time and subject to receipt by the Company of appropriate documentation.

6. Confidential Information.

(a) Confidential Information. Executive acknowledges that in the course of Executive's employment with the Company, Executive will become familiar with the Company's and its subsidiaries' and affiliates' trade secrets and with other confidential and proprietary Confidential Information.

(i) Confidential Information and Company Property. Executive acknowledges that the Company, as well as its subsidiaries and affiliates, and their respective successors possess certain Confidential Information which has been and may be revealed to or learned by Executive during her employment with Company. Executive acknowledges that the term "Confidential Information" includes all information that has or could have commercial value or other utility in Company's Business, or the unauthorized disclosure of which could be detrimental to the Company's interests, whether or not such information is specifically identified as Confidential Information by Company.

(ii) Company's Business. Executive acknowledges that the Company's "Business" includes all businesses in which Company is planning or preparing to engage in and all businesses in which Company is currently engaged, including but not limited to developing and distributing a cyber threat intelligence application that integrates with top end security platforms to gather, analyze, and proactively identify threats to an enterprise network, as well as other similar businesses that the Company may enter, plan to enter, or prepare to enter subsequent to the date that this Agreement is executed.

(iii) Confidential Information Defined. "Confidential Information" includes, but is not limited to, any and all information, whether or not meeting the legal definition of a trade secret, concerning Company's actual, planned or contemplated: (i) marketing plans, business plans, strategies, forecasts, budgets, projections and costs; (ii) personnel information; (iii) customer, vendor and supplier lists; (iv) customer, vendor and supplier needs, transaction histories, contacts, volumes, characteristics, agreements and prices; (v) promotions, operations, sales, marketing, and research and development; (vi) business operations, internal structures and financial affairs; (vii) software and operating systems and procedures; (viii) pricing structure of Company's services and products; (ix) proposed services and products; (x) contracts with other parties; and (xi) performance characteristics of Company's products. Confidential Information does not include information that has become widely known to the public other than through the improper disclosure of Executive. Notwithstanding anything to the contrary in this Agreement, however, Confidential Information includes any and all information that Company is obligated to maintain as confidential. During the term of Executive's employment with the Company and thereafter, Executive will not, directly or indirectly, use or disclose to anyone, or authorize disclosure or use of, any of the Confidential Information revealed to, learned by or created by Executive during the course of her employment with Company, unless such use or disclosure is both consistent with Company's obligations and is for the sole purpose of carrying out Executive's duties to Company. Executive further agrees that she will take all reasonable efforts to protect the confidentiality of Confidential Information.

(iv) Company Property. Executive acknowledges that Confidential Information is essential to Company's Business. Executive agrees that at the cessation of her employment she will return to Company immediately any and all Company property and documents and other electronic or hard copy media containing Confidential Information (and all copies thereof) in Executive's possession, custody or control. Company's property includes but is not limited to all financial books, records, instruments and documents; customer lists; data; reports; programs; software; hardware; tapes; rolodexes; telephone and address books; card decks; listings; programming; customer files and records; and any and all other instruments, records and documents recorded or stored on any medium whatsoever relating or pertaining, directly or indirectly, to corporations, governmental entities and other persons and entities with whom Company has or has had contractual relations, the services or products provided by Company, or Company's Business or business affairs.

(v) Required Disclosure. If Executive is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose Confidential Information, Executive will immediately notify Company of such request or requirement so that Company may take any action deemed by Company to be necessary or advisable to protect the confidentiality of the Confidential Information. Unless Company waives the protections of this Agreement in writing, Executive agrees to take all lawful steps to protect the confidentiality of the Confidential Information and to cooperate fully with Company's efforts to protect the confidentiality of the Confidential Information, including but not limited to, seeking a protective order and refusing to produce such Confidential Information unless compelled to do so by a final order which has been upheld by the highest appellate court having jurisdiction over the matter. If Executive is ultimately compelled to disclose Confidential Information, Executive agrees to take all lawful efforts to limit the

dissemination of, and maintain the confidentiality of, the Confidential Information. The Company agrees to reimburse Executive for reasonable expenses incurred by Executive in complying with this Section.

(b) Permitted Conduct. Nothing in this Agreement, restricts or prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing Confidential Information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with, a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Moreover, Executive is hereby advised that federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (i) where the disclosure is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. *See* 18 U.S.C. §1833(b)(1). Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. *See* 18 U.S.C. §1833(b)(2).

7. Termination.

(a) Executive is employed as an at-will employee by the Company and nothing contained in this Agreement is intended by the parties to alter the at-will employment relationship. Either party may terminate the employment relationship at any time, with or without notice or cause. The Employment Term shall end on the Executive's last day of employment with the Company.

(b) In the event that the employment relationship is terminated, this Agreement shall automatically and immediately terminate; provided, however, that the provisions of this Agreement which obligate Executive and the Company beyond the date that Executive is employed shall survive the termination of this Agreement. By way of clarification and not limitation, all rights to receive benefits, Base Salary, expense payments, and benefits eligibility shall automatically and immediately terminate upon the termination of employment but the provisions of confidentiality contained shall continue in full force and effect in accordance with its terms.

8. Arbitration. The Company and Executive agree that, in the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim adjudicated by arbitration in the State of Nevada in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement.

9. Notices. All notices, requests, demands, claims, consents and other communications which are required, permitted or otherwise delivered hereunder shall in every case be in writing and shall be

deemed properly served if: (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (c) delivered by a recognized overnight courier service, to the parties at the addresses as set forth below:

If to the Company:	Tego Cyber, Inc. 8565 S. Eastern Avenue Suite 150 Las Vegas, Nevada 89123
If to Executive:	At Executive's residence address as maintained by the Company in the regular course of its business for payroll.

or to such other address as shall be furnished in writing by either party to the other party; provided that such notice or change in address shall be effective only when actually received by the other party. Date of service of any such notices or other communications shall be: (a) the date such notice is personally delivered, (b) three days after the date of mailing if sent by certified or registered mail, or (c) one business day after date of delivery to the overnight courier if sent by overnight courier.

10. Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively "Code Section 409A"), and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A. The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A, but do not satisfy an exemption from, or the conditions of, Code Section 409A.

11. General.

(a) Governing Law. Except as set forth herein, this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without reference to choice of law or conflicts of law rules.

(b) Construction and Severability. Whenever possible, each provision of this Agreement shall be construed and interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by, or invalid, illegal or unenforceable in any respect under, any applicable law or rule in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other jurisdiction, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such prohibited, invalid, illegal or unenforceable provisions with enforceable and valid provisions in such jurisdiction which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

(c) Cooperation. During the Employment Term and thereafter, Executive shall cooperate with the Company and be reasonably available to the Company with respect to continuing and/or future matters related to Executive's employment period with the Company and/or any its subsidiaries and affiliates, whether such matters are business-related, legal, regulatory or otherwise (including, without limitation, Executive appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive's possession). Following the

Employment Term, the Company shall reimburse Executive for all reasonable out of pocket expenses incurred by Executive in rendering such services that are approved by the Company.

(d) Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and Executive and Executive's heirs, executors, administrators, and successors; provided that the services provided by Executive under this Agreement are of a personal nature, and rights and obligations of Executive under this Agreement shall not be assignable or delegable, except for any death payments otherwise due Executive, which shall be payable to the estate of Executive; provided further the Company may assign this Agreement to, and all rights hereunder shall inure to the benefit of, any subsidiary or affiliate of the Company or any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger, consolidation or otherwise; and provided further that in the event of Executive's death, any unpaid amount due to Executive under this Agreement shall be paid to Executive's estate.

(e) Executive's Representations. Executive hereby represents and warrants to the Company that: (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound; (ii) Executive is not a party to or bound by any employment agreement, noncompetition or nonsolicitation agreement or confidentiality agreement with any other person or entity besides the Company and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. **EXECUTIVE HEREBY ACKNOWLEDGES AND REPRESENTS THAT EXECUTIVE HAS CONSULTED WITH INDEPENDENT LEGAL COUNSEL REGARDING EXECUTIVE'S RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT, TO THE EXTENT DETERMINED NECESSARY OR APPROPRIATE BY EXECUTIVE, AND THAT EXECUTIVE FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED HEREIN.**

(f) Compliance with Rules and Policies. Executive shall perform all services in accordance with the policies, procedures and rules established by the Company and the Board. In addition, Executive shall comply with all laws, rules and regulations that are generally applicable to the Company, its respective employees, directors and officers.

(g) Determinations by the Board. Notwithstanding anything in this Agreement to the contrary, the parties agree that in any case where a determination of any of Executive's rights under this Agreement is to be made by the Board (or any committee of the Board), if Executive is serving as a member of the Board at the time of such determination, Executive shall not participate in such determination and "Board" shall be read to mean the members of the Board other than Executive.

(h) Withholding Taxes. All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

(i) Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and terminates and supersedes any and all prior agreements, understandings and representations, whether written or oral, by or between the parties hereto or their affiliates.

(j) Survival. The covenants set forth in Sections 6 and 11 (to the extent such constitute post-termination obligations) of this Agreement shall survive and shall continue to be binding upon Executive notwithstanding the termination of this Agreement for any reason whatsoever.

(k) Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Pursuit by either party of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action. Such remedies and actions are cumulative and not exclusive.

(l) Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

(m) Section References. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The words Section and paragraph herein shall refer to provisions of this Agreement unless expressly indicated otherwise.

(n) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring either party hereto by virtue of the authorship of any of the provisions of this Agreement.

(p) No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement and their respective heirs, executors, administrators, successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement as of the day and year first written above.

TEGO CYBER INC.

By: */s/ Shannon Wilkinson*
Name: Shannon Wilkinson
Title: President & CEO
Date: August 1, 2022

EXECUTIVE

By: */s/ Chris C. White*
Name: Chris C. White
Date: August 1, 2022

Exhibit 'A'

Nonqualified Stock Option Grant Agreement

TEGO CYBER INC.
2021 EQUITY COMPENSATION PLAN
NONQUALIFIED STOCK OPTION GRANT AGREEMENT

This NONQUALIFIED STOCK OPTION GRANT AGREEMENT (the "Agreement"), dated as of January 4, 2022 (the "Date of Grant"), is delivered by Tego Cyber Inc. (the "Company") to Chris C. White (the "Participant").

RECITALS

The Tego Cyber Inc. 2021 Equity Compensation Plan (the "Plan") provides for the grant of stock options to purchase shares of Company Common Stock ("Company Stock"). The Committee has decided to make this nonqualified stock option grant as an inducement for the Participant to promote the best interests of the Company and its stockholders. This Agreement is made pursuant to the Plan and is subject in its entirety to all applicable provisions of the Plan. Capitalized terms used herein and not otherwise defined will have the meanings set forth in the Plan.

1. Grant of Option. Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to the Participant a nonqualified stock option (the "Option") to purchase 125,000 shares of Company Stock (each a "Share", and together the "Shares") at an Exercise Price of $0.65 per Share. The Option shall become exercisable according to Section 2 below.

2. Exercisability of Option.

(a) Subject to the terms of this Section 2, the Option shall become vested and exercisable according to the following schedule (each a "Vesting Date"), provided that the Participant continues to be employed by, or providing service to, the Company from the Date of Grant until the applicable Vesting Date.

VESTING DATE	NUMBER OF SHARES
January 1, 2023	25,000
January 1, 2024	25,000
January 1, 2025	25,000
January 1, 2026	25,000
January 1, 2027	25,000

The vesting and exercisability of the Option is cumulative but shall not exceed 100% of the Shares subject to the Option. If the terms set forth above would produce fractional Shares on a Vesting Date, the number of Shares for which the Option becomes vested and exercisable on such Vesting Date shall be rounded down to the nearest whole Share and the fractional Shares will be accumulated so that the resulting whole Shares will be included in the number of Shares for which the Option becomes vested and exercisable on the last Vesting Date.

(b) Except as otherwise provided in a written employment agreement or severance agreement entered into by and between the Participant and the Company, in the event of a Change in Control before the Option is fully vested and exercisable, the provisions of the Plan applicable to a Change in Control shall apply to the Option, and, in the event of a Change in Control, the Committee may take such actions with respect to the vesting and exercisability of the Option as it deems appropriate pursuant to the Plan.

3. Term of Option.

(a) The Option shall have a term of ten years from the Date of Grant and shall terminate at the expiration of that period unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.

(b) The Option shall automatically terminate upon the happening of the first of the following events:

(i) The expiration of the 90-day period after the Participant ceases to be employed by, or provide service to, the Company, if the termination is for any reason other than Disability, death or Cause.

(ii) The expiration of the one-year period after the Participant ceases to be employed by, or provide service to, the Company on account of the Participant's Disability.

(iii) The expiration of the one-year period after the Participant ceases to be employed by, or provide service to, the Company, if the Participant dies while employed by, or providing service to, the Company or the Participant dies within 90 days after the Participant ceases to be so employed or to provide services to the Company for any reason other than Disability, death or Cause.

(iv) The date on which the Participant ceases to be employed by, or provide service to, the Company for Cause. In addition, notwithstanding the prior provisions of this Section 3, if the Participant engages in conduct that constitutes Cause after the Participant's employment or service terminates, the Option shall immediately terminate.

Notwithstanding the foregoing, in no event may the Option be exercised after the date that is immediately before the tenth anniversary of the Date of Grant, except as provided under Section 3(a) above. Any portion of the Option that is not exercisable at the time the Participant ceases to be employed by, or provide service to, the Company shall immediately terminate.

4. Exercise Procedures.

(a) Subject to the provisions of Sections 2 and 3 above, the Participant may exercise part or all of the exercisable Option by giving the Company, or its delegate written notice of intent to exercise in a form permitted by the Company, specifying the number of shares of Company Stock as to which the Option is to be exercised and such other information as the Company or its delegate may require.

(b) At such time as the Committee shall determine, the Participant shall pay the Exercise Price (i) in cash, (ii) if permitted by the Committee in its sole discretion, by delivering shares of Company Stock owned by the Participant, which shall be valued at their Fair Market Value on the date of exercise, or by attestation (in accordance with procedures prescribed by the Company) to ownership of shares of Company Stock having a Fair Market Value on the date of exercise at least equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iv) if permitted by the Committee in its sole discretion, by surrendering shares of Company Stock subject to the exercisable Option for an appreciation distribution payable in Shares with a Fair Market Value on the date of exercise equal to the dollar amount by which the then Fair Market Value of the Shares subject to the surrendered portion exceeds the aggregate Exercise Price payable for the Shares ("net exercise"), or (v) by such other method as the Committee may approve, to the extent permitted by applicable law. The

Committee may impose from time to time such limitations as it deems appropriate on the use of shares of Company Stock to exercise the Option.

(c) The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations.

(d) All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. The Participant shall be required to pay to the Company or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local or other taxes that the Company is required to withhold with respect to the Option. If permitted by the Committee, the Participant may elect to satisfy any tax withholding obligation of the Company with respect to the Option by having Shares withheld to satisfy the minimum applicable withholding tax rate for FICA, federal, state, local and other tax liabilities.

(e) Upon exercise of the Option (or portion thereof), the Option (or portion thereof) will terminate and cease to be outstanding.

5. Restrictions on Exercise. Except as the Committee may otherwise permit pursuant to the Plan, only the Participant may exercise the Option during the Participant's lifetime and, after the Participant's death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of the Participant, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement.

6. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and exercise of the Option are subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the Shares, (c) changes in capitalization of the Company and (d) other requirements of applicable law. The Committee shall have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

7. No Employment or Other Rights. The grant of the Option shall not confer upon the Participant any right to be retained by or in the employ or service of the Company and shall not interfere in any way with the right of the Company to terminate the Participant's employment or service at any time. The right of the Company to terminate at will the Participant's employment or service at any time for any reason is specifically reserved.

8. No Stockholder Rights. Neither the Participant, nor any person entitled to exercise the Participant's rights in the event of the Participant's death, shall have any of the rights and privileges of a stockholder with respect to the Shares subject to the Option, until certificates for Shares have been issued upon the exercise of the Option.

9. Assignment and Transfers. Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Participant under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution. In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate, or

otherwise dispose of the Option or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Participant, and the Option and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company's parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Participant's consent.

10. Applicable Law; Jurisdiction. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to the conflicts of laws provisions thereof.

11. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Chief Executive Officer or Chief Financial Officer and, except as provided in Section 13, any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of the Company. Except as provided in Section 13, any notice shall be delivered by hand or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service or by the postal authority of the country in which the Participant resides or to an internationally recognized expedited mail courier.

12. Recoupment Policy. The Participant agrees that, subject to the requirements of applicable law, the Option, and the right to receive and retain any Shares, or the amount of any gain realized or payment received as a result of any sale or other disposition of the Shares, covered by this Agreement, shall be subject to rescission, cancellation or recoupment, in whole or part, if and to the extent so provided under the Plan and any "clawback" or similar policy of the Company in effect on the Date of Grant or that may be established thereafter. By accepting the Option, the Participant agrees and acknowledges that the Participant is obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any such Option or Shares or amounts paid under the Option subject to "clawback" or recoupment pursuant to such policy, listing standard or law. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any such Option or Shares or amount paid from the Participant's accounts, or pending or future compensation or Awards under the Plan.

13. Electronic Delivery. The Company may, in its sole discretion, deliver any documents relating to the Participant's Option and the Participant's participation in the Plan, or future Awards that may be granted under the Plan, by electronic means or request the Participant's consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third-party designated by the Company.

14. Severability. If any provision of this Agreement is held to be unenforceable, illegal or invalid for any reason, the unenforceability, illegality or invalidity will not affect the remaining provisions of the Agreement, and the Agreement is to be construed and enforced as if the unenforceable, illegal or invalid provision had not been inserted, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

15. Waiver. The waiver by the Company with respect to the Participant's (or any other participant's) compliance of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

16. Amendment. Except as permitted by the Plan, this Agreement may not be amended, modified, terminated or otherwise altered except by the written consent of the Company and the Participant.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

18. Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and each of their respective heirs, representatives, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the Company and the Participant and each of their respective heirs, representatives, successor and permitted assigns.

[*Signature Page Follows*]

IN WITNESS WHEREOF, the Company has caused an officer to execute this Agreement, and the Participant has executed this Agreement, effective as of the Date of Grant.

TEGO CYBER INC.

Name: Shannon Wilkinson
Title: Chief Executive Officer, Chief Financial Officer
Date: January 4, 2022

I hereby accept the Option described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all decisions and determinations of the Committee shall be final and binding.

Participant: Chris C. White
Date: January 4, 2022

Exhibit ‘B’

Performance Stock Unit Award Agreement

TEGO CYBER INC.

2021 EQUITY COMPENSATION PLAN

PERFORMANCE STOCK UNIT AWARD AGREEMENT

This PERFORMANCE STOCK UNIT AWARD AGREEMENT, dated as of March 8, 2022 (the "Date of Grant"), is delivered by Tego Cyber Inc. (the "Company") to Chris C. White (the "Participant").

RECITALS

The Tego Cyber Inc. 2021 Equity Compensation Plan (the "Plan") provides for the grant of stock units, which are phantom units convertible into shares of common stock of the Company (the "Company Stock") if certain terms and conditions are met. The Company has decided to make this performance stock unit grant as an inducement for the Participant to promote the best interests of the Company and its stockholders, and the terms and conditions of such performance stock unit grant, including the performance goals and other terms and conditions of such performance stock unit grant shall be memorialized in this Performance Stock Unit Award Agreement (the "Agreement"). This Agreement is made pursuant to the Plan and is subject in its entirety to all applicable provisions of the Plan. Capitalized terms used herein and not otherwise defined will have the meanings set forth in the Plan.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Grant of Performance Stock Units. Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants to the Participant 400,000 stock units (collectively, the "Performance Stock Units"). The Performance Stock Units will be earned and vested and distributable if and only to the extent that the Performance Goals (as defined in Exhibit A below) and other terms and conditions set forth in this Agreement are met. Each Performance Stock Unit shall be a phantom right and shall be equivalent to one share of Company Stock on the applicable Distribution Date (as defined below). The number of Performance Stock Units set forth above is equal to the total number of shares of Company Stock that the Participant may be eligible to earn and become vested for 100% achievement of the Performance Goals.

2. Performance Stock Unit Account. The Company shall establish and maintain a Performance Stock Unit account as a bookkeeping account on its records (the "Performance Stock Unit Account") for the Participant and shall record in such Performance Stock Unit Account the number of Performance Stock Units granted to the Participant. The Participant shall not have any interest in any fund or specific assets of the Company by reason of this grant nor the Performance Stock Unit Account established for the Participant.

3. Performance Goals.

(a) The number of Performance Stock Units subject to this Agreement that may become earned and vested is expressly contingent upon the level of achievement of the Performance Goals, as certified by the Company, and the other terms and conditions of the Agreement.

(b) Within forty-five (45) days following the end of the Performance Period the Company will determine whether and to what extent the Performance Goals have been met and will certify the number of

Performance Stock Units in which the Participant may become earned and vested, if any, as set forth in Section 1 of Exhibit A; provided that the Participant must be employed by, or providing service to, the Company on the respective date in which the Performance Goals (as defined in Exhibit A below) are met (the "Vesting Date") in order to earn and vest in the Performance Stock Units that the Company has certified. Any Performance Stock Units for which the Performance Goals are not met at the end of the Performance Period, as certified by the Company after the end of the Performance Period, shall be forfeited and the Participant shall not have any rights with respect to the distribution of any portion of the Performance Stock Units that are forfeited. The Performance Stock Units that become earned and vested as described in this Paragraph shall be distributed to the Participant on the Distribution Date in accordance with Paragraph 5.

(c) For the purposes of this Agreement, the term "Performance Period" shall mean, the period beginning on the Date of Grant and ending on December 31, 2026.

4. Termination of Employment or Service. If at any time prior to the Vesting Date the Participant's employment or service with the Company is terminated by the Company for any reason or no reason or by the Participant for any reason or no reason, then all of the Performance Stock Units subject to this Agreement shall be immediately forfeited as of the date of the Participant's termination of employment or service with the Company and the Participant shall not have any rights with respect to the distribution of any portion of the Performance Stock Units.

5. Time and Form of Payment with Respect to Performance Stock Units. The Participant shall receive a distribution with respect to Performance Stock Units, if any, that become earned and vested as described in Paragraph 3 above within thirty (30) days following the Vesting Date. The Performance Stock Units, if any, that have become earned and vested will be distributed in shares of Company Stock, with each earned and vested Performance Stock Unit equivalent to one share of Company Stock. Any Performance Stock Units not earned and vested because of the failure to satisfy the performance conditions and continuing employment and service conditions, are forfeited as described in Paragraphs 3 or 4 above. The date on which the earned and vested Performance Stock Units are distributed as provided in this Paragraph 5 is hereinafter referred to as the "Distribution Date".

6. Dividend Equivalents. Should any ordinary dividends be declared and paid with respect to the shares of Company Stock during the period between (a) the Date of Grant and (b) the Distribution Date (i.e., shares of Company Stock issuable under the Performance Stock Units are not issued and outstanding for purposes of entitlement to the dividend), the Company shall credit to a dividend equivalent bookkeeping account (the "Dividend Equivalent Account") the value of the dividends that would have been paid if the outstanding Performance Stock Units credited to the Participant's Performance Stock Unit Account at the time of the declaration of the dividend were outstanding shares of Company Stock. At the same time that the corresponding Performance Stock Units are converted to shares of Company Stock and distributed to the Participant as set forth in Paragraph 5, the Company shall pay to the Participant a lump sum cash payment equal to the value of the dividends credited to the Participant's Dividend Equivalent Account that correspond to such vested and earned Performance Stock Units; provided, however, that any dividends that were credited to the Participant's Dividend Equivalent Account that are attributable to Performance Stock Units that have been forfeited as provided in Paragraphs 3 or 4 above shall be forfeited and not payable to the Participant. No interest shall accrue on any dividend equivalents credited to the Participant's Dividend Equivalent Account.

7. Change of Control. The provisions set forth in the Plan applicable to a Change of Control shall apply to the Performance Stock Units, and, in the event of a Change of Control, the Company may take such actions as it deems appropriate pursuant to the Plan and is consistent with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

8. Acknowledgment by Participant. By accepting this grant, the Participant acknowledges that with respect to any right to redemption pursuant to this Agreement, the Participant is and shall be an unsecured general creditor of the Company without any preference as against other unsecured general creditors of the Company, and the Participant hereby covenants for herself, and anyone at any time claiming through or under the Participant not to claim any such preference, and hereby disclaims and waives any such preference which may at any time be at issue, to the fullest extent permitted by applicable law. The Participant also agrees to be bound by the terms of the Plan and this Agreement. The Participant further agrees to be bound by the determinations and decisions of the Company with respect to this Agreement and the Plan and the Participant's rights to benefits under this Agreement and the Plan and agrees that all such determinations and decisions of the Company shall be binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under this Agreement and the Plan on behalf of the Participant.

9. Restrictions on Issuance or Transfer of Shares of Company Stock.

(a) The obligation of the Company to deliver shares of Company Stock upon the redemption of the Performance Stock Units shall be subject to the condition that if at any time the Company shall determine in its discretion that the listing, registration or qualification of the shares of Company Stock upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of shares of Company Stock, the shares of Company Stock may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company. The issuance of shares of Company Stock pursuant to this Agreement is subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.

(b) As a condition to receive any shares of Company Stock on the Distribution Date, the Participant agrees to be bound by the Company's policies regarding the transfer of the shares of Company Stock and understands that there may be certain times during the year in which the Participant will be prohibited from selling, transferring, pledging, donating, assigning, mortgaging, hypothecating or otherwise encumbering the shares of Company Stock. The Participant also acknowledges and agrees that this grant is subject to any applicable clawback, recoupment or other policies relating to shares of Company Stock implemented by the Company, as in effect from time to time.

(c) As soon as administratively practicable following the Distribution Date, a certificate representing the shares of Company Stock that are redeemed shall be issued to the Participant.

10. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. In the event of any contradiction, distinction or difference between this Agreement and the terms of the Plan, the terms of the Plan will control. Except as otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meanings set forth in the Plan. This Agreement is subject to the interpretations, regulations and determinations concerning the Plan established from time to time by the Company in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares of Company Stock, (c) changes in capitalization of the Company, and (d) other requirements of applicable law. The Company shall have the authority to interpret and construe this Agreement pursuant to the terms of the Plan, its decisions shall be conclusive as to any questions arising hereunder and the Participant's acceptance of this Agreement is the Participant's agreement to be bound by the interpretations and decisions of the Company with respect to this Agreement and the Plan.

11. No Rights as Stockholder. The Participant shall not have any rights as a stockholder of the Company, including the right to any cash dividends or other distributions (except as provided in Paragraph 6), or the right to vote, with respect to any Performance Stock Units.

12. No Rights to Continued Employment or Service. This grant shall not confer upon the Participant any right to be retained in the service or employment of the Company and shall not interfere in any way with the right of the Company to terminate the Participant's employment or service at any time. The right of the Company to terminate at will the Participant's employment or service at any time for any reason is specifically reserved.

13. Assignment and Transfers. Prior to the actual issuance of the shares of Company Stock under the Performance Stock Units which become earned and vested hereunder, the Participant may not transfer any interest in the Performance Stock Units or dividend equivalents or the underlying shares of Company Stock or pledge or otherwise hedge the sale of those units, dividend equivalents or shares, including (without limitation) any short sale or any acquisition or disposition of any put or call option or other instrument tied to the value of those shares. However, any shares which are earned and vested hereunder but otherwise remain unissued at the time of the Participant's death shall be transferred pursuant to the provisions of the Participant's will or the laws of inheritance. Any attempt to transfer, assign, pledge, or encumber the Performance Stock Units or dividend equivalents under this grant by the Participant shall be null, void and without effect. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company. This Agreement may be assigned by the Company without the Participant's consent.

14. Withholding. The Participant shall be required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local or other taxes that the Company is required to withhold with respect to the grant, vesting and redemption of the Performance Stock Units. Subject to Company approval, the Participant may elect to satisfy any tax withholding obligation of the Company with respect to the distribution of shares of Company Stock pursuant to the Performance Stock Units that are earned and vested by having shares of Company Stock withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities. Notwithstanding anything to the contrary herein or the Plan, until the Participant has satisfied the Company's withholding obligation with respect to the shares of Company Stock as described in this Paragraph 14, the Participant shall not have any rights to sell or transfer any shares of Company Stock that have been distributed to the Participant pursuant to this Agreement.

15. Effect on Other Benefits. The value of shares of Company Stock distributed with respect to the Performance Stock Units shall not be considered eligible earnings for purposes of any other plans maintained by the Company or the Company. Neither shall such value be considered part of the Participant's compensation for purposes of determining or calculating other benefits that are based on compensation, such as life insurance.

16. Applicable Law. The validity, construction, interpretation and effect of this grant shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to the conflicts of laws provisions thereof.

17. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company at the corporate headquarters of the Company, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll records of the Company, or to such other address as the Participant may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

18. Section 409A of the Code. This grant of Performance Stock Units is intended to be exempt from the requirements of section 409A of the Code in reliance on the short-term deferral exception under section 409A of the Code. Notwithstanding the foregoing, if any Performance Stock Units are subject to the requirements of section 409A of the Code it is intended that this Agreement comply with the requirements of section 409A of the Code with respect to such Performance Stock Units and this Agreement shall be interpreted and administered to avoid any penalty sanctions under section 409A of the Code. If any distribution or payment cannot be provided or made at the time specified herein, then such distribution or payment shall be provided in full at the earliest time thereafter when such sanctions cannot be imposed, including if the distribution is subject to the requirements of section 409A of the Code and is paid to the Participant on account of (i) separation from service, delaying such distribution until six (6) months following the date of the Participant's separation from service if the Participant is a specified employee (as defined in section 409A of the Code and its corresponding regulations) at such time and (ii) a change in control, such distribution will only be paid on account of a change in control if such is a change in control within the meaning of section 409A of the Code and its corresponding regulations. In no event may the Participant, directly or indirectly, designate the calendar year of distribution or payment. The Participant shall be solely responsible for the tax consequences of the Performance Stock Units and dividend equivalents granted pursuant to this Agreement.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this instrument effective as of the Date of Grant, and the Participant has placed her signature hereon, effective as of the Date of Grant.

TEGO CYBER INC.

By: ______________________

I hereby accept the grant of Performance Stock Units described in this Agreement. I have read the terms of the Plan and this Agreement and agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all of the decisions and determinations of the Company shall be final and binding.

ACCEPTED:

By: ______________________

EXHIBIT A

Performance Goals

The number of Performance Stock Units that may be earned and vested shall be determined based on the level of achievement of the Performance Goal set forth in this Exhibit A and the other terms and conditions set forth in this Exhibit A and the Agreement. Unless otherwise defined herein, all capitalized terms set forth herein shall have the meaning set forth in the Agreement and the Plan.

For purposes of this Agreement, the "Performance Goal" shall be the Company's market capitalization on the last day of the Performance Period.

1. Performance Goal:

Market Capitalization(1)	Number of Performance Stock Units
Less than $25 million	Nil
At least $25 million, but less than $50 million	100,000
At least $50 million, but less than $75 million	100,000
At least $75 million, but less than $100 million	100,000
At least $100 million	100,000

(1) Market Capitalization shall be calculated by multiplying the total number of shares outstanding by the present closing share price as reported by OTCMarkets.com.

2. Within the time period set forth in Paragraph 3(b) of the Agreement, the Company will determine and certify the level of the Performance Goal that was achieved during the Performance Period and will certify the number of Performance Stock Units, if any, that may become earned and vested.

3. For any Performance Stock Units for which the Performance Goal was not met, such Performance Stock Units shall be immediately forfeited upon the Company's certification.

4. The Company shall notify the Participant following certification as to the number of Performance Stock Units, if any, that may become earned and vested based on the level of achievement of the Performance Goals as certified by the Company. In order to earn and vest in the number of Performance Stock Units which have been certified by the Company, the Participant must satisfy the continuing employment condition as set forth in Paragraphs 3 and 4 of the Agreement and the other terms and conditions set forth in the Agreement.

5. Any Performance Stock Units that become earned and vested shall be converted into an equivalent number of shares of Company Stock and distributed to the Participant on the applicable Distribution Date, within the time period set forth in Paragraph 5 of the Agreement.